*Brinson Mutual Funds
Rule 10f-3 Transactions - Purchase of Securities by Portfolio
From an Underwriting Syndicate in which an Affiliate is a Member


TRADE				  AMOUNT OF 		PARTICIPATING			PRICE		AMOUNT		PURCHASED		  %
DATE	   UNDERWRITING		   OFFER		    FUNDs		      PER SHARE		PURCHASED	FROM			  UW

04/24/01   Aquila Inc.		     17,500,000		Brinson U.S. Small Cap Growth	24.00		5,200		Lehman, Merrill Lynch,	  0.030%
															Saloman Smith Barney,
															Credit Lyonais, JPMorgan
10/22/01   Principal Financial Group 85,000,000		Brinson Global Equity Fund	18.50		200,000		Goldman Sachs, Citigroup  0.030%
															Salomon Smith Barney
															Bear Stearns, UBS
															Warburg
12/12/01   Prudential Financial Inc. 110,000,000	Brinson Global Equity Fund	27.50		150,000		Goldman Sachs, Prudential 0.030%
															Merrill Lynch, Lehman
															Brothers CSFB

All Transactions were completed in accordance with rule 10f-3.

All prices in US$ unless otherwise noted.